Exhibit 10.1

October 15, 2014

Mr. John Worthington

Dear John:

It is with a great deal of pleasure that we write this letter to formalize our invitation for you to join us as a senior executive at New York & Company in the position of President, COO.  We are also inviting you to serve as a member of our Executive Committee.  We are pleased and excited at the prospect of having you as our partner.

The following points will outline the terms of our offer:

Position:	President, COO
Start date is to be determined.

Base Salary:	$750,000

Incentive Compensation:	You will be eligible to participate in the Incentive Compensation (cash bonus program) at a target level of 75% of your annual base salary.

All Incentive Compensation (IC) payouts are based on New York & Company profit results and can vary from zero (0) to a maximum of double your target level.

IC is paid three times a year at the end of each bonus period (August for the Spring season and March for both the Fall season and the fiscal year). The payouts are weighted 25%/Spring, 25%/Fall and 50%/ Fiscal Year of target earned each bonus period.

Your participation in the IC program will begin with the Fall 2014 season. Your bonus eligibility for 2014 will be prorated based upon your date of hire and the season in which you begin IC participation. For

John Worthington	October 15, 2014

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example, if your start date is in November 2014, you will be eligible for a ½ bonus for Fall 2014 and a ¼ bonus for Fiscal 2014. Of course, an IC payout is predicated on the Company making its profit targets.

For the 2015 plan year, your IC payout is guaranteed at par for Spring 2015 ($140,625) and at par for Fall 2015 ($140,625). Your Fiscal 2015 payout will be predicated upon the Company making its profit targets.

Relocation:	A relocation package is to be discussed. However, you will receive an allowance of up to $7,500 per month (gross) for a period of twelve months, to aid in your living expenses.

Reimbursement:

If you voluntarily resign prior to the second year anniversary following your date of hire, you agree to reimburse New York & Company for any relocation expenses and your living expense allowance as follows: If you voluntarily resign in less than twelve months following your start date, you agree to repay 100% of these expenses. If you voluntarily resign after twelve months, but prior to twenty-four months from your start date, you agree to repay 50% of these expenses.

	Initial and Date:	/s/ JW; October 24, 2014

Stock Appreciation Rights:

You will receive 750,000 SARs in New York & Company common stock, with a grant price equal to the closing price on your start date. This grant will vest over a period of four years at 25%, 25%, 25%, and 25% respectively.

Restricted Stock:

You will receive 250,000 shares of Restricted Stock in New York & Company common stock, with a grant price equal to the closing price on your start date. This grant will vest 100% on the third anniversary of the grant.

Paid Time Off:	You will be eligible for 22 PTO days beginning in 2015.

Benefits:	The full extent of coverage is explained in the enclosed Benefit Summary. Some additional highlights as an Executive Committee member are also enclosed.

Management Stock Purchase	In addition to the benefits outlined in the enclosed

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Plan (MSPP):

Benefit summaries, as an Executive Committee member, you will have an opportunity to defer up to 25% of your Incentive Compensation payments into New York & Company Deferred Stock Units (DUs), which will be held in a non-qualified plan. Deferrals will be matched by the Company dollar-for-dollar in DUs and the Company Match will be subject to three (3) year cliff vesting.

Deferrals are to be elected in the year prior to the year in which the IC is earned and the minimum deferral period is three (3) years. However, as a new member of the Executive Committee, you will be given the opportunity to participate in this program in 2014 and prior to the 30th day from your start date you may make a deferral for your Fall and Fiscal 2014 Incentive Compensation.

This offer is based on your representation that you are under no legal impediment to accepting our offer and performing the anticipated services.

As a member of the Executive Committee, upon acceptance of our offer, you are requested to sign the enclosed Employment Agreement, which includes, but is not limited to, the following:

•  Six months of severance pay if terminated without cause by the Company prior to the two year anniversary of your start date or twelve months of severance pay if terminated without cause by the Company thereafter, subject to performance of all post employment obligations set forth in the agreement.

•   A standard non-solicitation agreement to cover a period of 12 months following separation from the Company.

•   A non-compete agreement to cover a period of six months if terminated without cause by the Company prior to the two year anniversary of your start date or twelve months if terminated without cause by the Company thereafter.

John, we are excited at the prospect of your joining us at New York & Company to work with us to build a great future.

Please call me at                   with any questions you may have.  We ask that you sign and return one of the attached copies of this letter and one of the attached copies of the Employment Agreement.

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Sincerely,	I accept the foregoing offer as of the date above.

/s/ Faeth Bradley
Faeth Bradley	/s/ John Worthington
EVP, Human Resources	John Worthington

John Worthington

Re:  Letter Agreement of Employment

Dear John:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your employment, and your employment relationship, with Lerner New York, Inc. (the “Company”).  Your execution of this Agreement will represent your acceptance of all of the terms set forth below.

1.                                                                                      Nature of Agreement and Relationship.  This Agreement does not represent an employment contract for any specified term.  Your employment relationship thus will remain “at will,” meaning that, subject to the terms hereof, either party to this Agreement may terminate the employment relationship at any time for any lawful reason.

2.                                                                                      Job Title and Duties.  Your job title will be President, COO.  You will be expected to devote all of your full time efforts to the performance of the duties and responsibilities normally associated with this position, including those from time to time that may be assigned to you by your Supervisor, the President, the Chief Executive Officer or the Board of Directors of the Company (or the designee of any of the foregoing).

3.                                                                                      Salary.  For the 12 month period ending on the last Saturday of each January (the last day of the fiscal year), you will receive a base salary at the rate of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000) per annum (“Base Salary”), subject to the remaining provisions of this Section.  For the remainder of the current fiscal year starting on the date of this Agreement, your Base Salary will be pro rated based on the number of days remaining in such fiscal year divided by 365.  At the Company’s sole discretion, your Base Salary may be increased or decreased based on your performance and the performance of the business.  You will be paid in accordance with the Company’s normal payroll policies and practices, with all applicable deductions being withheld from your paychecks.

4.                                                                                      Bonus.  You will be eligible to participate in the Company’s then current bonus plan, in accordance with its terms and conditions, and to receive performance based bonuses pursuant to any formula that may be established.  For the Company’s current fiscal year, your bonus target for the spring bonus (relating to the Company’s results for the first and second fiscal quarters of each fiscal year) will be 18.75% of your Base Salary; for the fall bonus (relating to the Company’s results for the third and fourth fiscal quarters of each fiscal year) will be 18.75% of your Base Salary; and for the annual bonus (relating to the Company’s results for the fiscal year) will be 37.5% of your Base Salary.  Any amount payable in respect of the spring bonus will be paid in the calendar month immediately following the end of the applicable performance period to which that bonus relates.  Any amount payable in respect of the fall or the annual bonus will be paid within two and one half months following the end of the applicable performance period to which that bonus relates.  All bonuses are determined at the Company’s sole discretion, and the Company has the sole discretion to modify or terminate any bonus plan and that plan will govern your right, if any, to a bonus payment upon termination of your employment.

5.                                                                                      SARs, and Other Long Term Incentives.  You will be eligible to receive awards under SARs, restricted stock or other equity based long term incentive plans established by the Company (or an Affiliate) that cover executive officers of the Company.  The term “Affiliate” means any corporation, partnership, limited liability company or other entity (other than the Company) that controls or is controlled by the Company, whether directly or indirectly, such as a parent company or subsidiary.  All equity awards described in this paragraph are determined at the Company’s sole discretion, and the Company has the sole discretion to modify or terminate any SARs, restricted stock or other equity based long term incentive plan and that plan will govern your rights, if any, relating to any equity award(s) you have received, or may be entitled to receive, upon termination of your employment.

6.                                                                                      Employee Benefits.  You will be entitled to participate in all employee benefits plans, practices and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time (the “Benefits Plans”).  Your participation in the Benefits Plans will be on the same basis and terms as are applicable to senior executives of the Company generally.  Benefits Plans include, but are not limited to, savings and retirement plans, deferred compensation, health and prescription drug benefits, disability benefits, other insurance programs, vacation and other leave, merchandise discounts and business expense procedures.  Plan documents setting forth terms of certain of the Benefits Plans are available upon request, which plan documents control all questions of interpretation concerning applicable Benefits Plans, including your rights, if any, upon termination of your employment.  The Benefits Plans are subject to modification or termination by the Company at any time, at its sole discretion, in accordance with their terms.

7.                                                                                      Severance Pay.  Upon your termination of employment by the Company and all Affiliates without Cause (as defined below), but subject to your performance of all post employment obligations set forth in this Agreement, you will be entitled to receive severance pay for six (6) months if employment is terminated prior to the two year anniversary of the start date of employment under this letter and twelve (12) months if terminated thereafter (“Severance Period”) at your final Base Salary (“Severance Pay”), beginning the first pay period following your separation date and ending upon the earlier of:  (i)  your receipt of the number of weekly payments coinciding with the length of the Severance Period (such number of payments to be adjusted if any change is made to the frequency of regularly scheduled payroll dates) or (ii) your first day of employment with another employer, whichever is earlier.  The Severance Pay shall be conditioned upon your execution and delivery to the Company of a general release of claims in favor of the Company in a form reasonably satisfactory to the Company.  Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following your termination of employment.  If you fail to execute such release as provided above, you shall forfeit all of your rights to receive the Severance Pay.  If you obtain employment at an annual salary that is lower than your final Base Salary, you will continue to receive the differential between the two rates of pay for the balance of the Severance Period.  If you obtain employment at an annual salary that is the same or higher than your final Base Salary, no further payments will be owed.  This Severance Pay, which will be subject to applicable deductions required by law, will be paid on the Company’s regular payroll dates as in effect on the date of each such payment for the balance of the “Severance Period” following your termination date, as outlined above.  For purposes of this Agreement, “Cause” means the occurrence of any of the following:  (i) your failure to perform your duties to the Company (other than as a result of death or a physical or mental incapacity); (ii) your commission of, indictment for, conviction of, or plea of guilty or nolo contendere to, a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud or moral turpitude; (iii) your gross negligence or misconduct (including, but not limited to, acts of fraud, criminal activity, professional misconduct, dishonesty, or breach of trust or other fiduciary duty) in connection with the performance of your duties and responsibilities to the Company or with regard to the Company or its assets; (iv) your failure to comply with the rules and policies of the Company governing employee conduct or with the lawful directives of the Board of Directors of the Company or a more senior executive of the Company; or (v) your breach of this Agreement or any obligation under any non disclosure, non solicitation, non competition or other restrictive covenant, employment or any other agreement with the Company.  Any determination of Cause will be made in the good faith discretion of the Company.

8.                                                                                      Code Section 409A Compliance.

8.1.                            It is the Company’s intent that compensation and benefits to which you are entitled under this Agreement not be treated as “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder (“Code Section 409A”), and that any ambiguities in the construction of this Agreement be interpreted in order to effectuate such intent.  In the event that the Company determines, in its sole discretion, that any compensation or benefits to which you are entitled under this Agreement could be treated as “nonqualified deferred compensation” under Code Section 409A unless this Agreement is amended or modified, the Company may, in its sole discretion, amend or modify this Agreement without obtaining any additional consent from you, so long as such amendment or modification does not materially affect the net present value of the compensation or benefits to which you otherwise would be entitled under this Agreement.

8.2.                            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six (6) month period measured from the date of your “separation from service,” and (b) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

8.3.                            If a general release of claims, as contemplated under Section 7 hereof, is executed and delivered (and no longer subject to revocation) in the manner provided in said Section 7, then the following shall apply:

(a)                                 To the extent that the Severance Pay is not “nonqualified deferred compensation” for purposes of Code Section 409A, then the Severance Pay shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein.

(b)                                 To the extent that the Severance Pay is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following your termination of employment.  The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein.

8.4.                            For purposes of compliance with Code Section 409A, (a) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other taxable year.

8.5.                            For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

8.6.                            In no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

8.7.                            In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

9.                                                                                      Confidential Information, Intellectual Property.

9.1.                            Confidentiality.  You agree not to disclose, distribute, publish, communicate or in any way cause to be disclosed, distributed, published, or communicated in any way or at any time, Confidential Information (as defined herein), or any part of Confidential Information, to any person, firm, corporation, association, or any other operation or entity except on behalf of the Company in performance of your duties and responsibilities for the Company, and then only in a fashion consistent with protecting the Confidential Information from unauthorized use or disclosure, except as otherwise approved by the Company.  You further agree not to use or permit the reproduction of any Confidential Information except on behalf of the Company in your capacity as an employee of the Company.  You agree to take all reasonable care to avoid the unauthorized disclosure or use of any Confidential Information.  You assume responsibility for and agree to indemnify and hold harmless the Company from and against any disclosure or use of the Confidential Information in violation of this Agreement.

9.2.                            Confidential Information.  For the purpose of this Agreement, “Confidential Information” shall mean any written or unwritten information which relates to or is used in the Company’s business (including, without limitation, information related to the names, addresses, buying habits and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and suppliers; all agreements, files, books, logs, charts, records, studies, reports, processes, schedules and statistical information relating to the Company; all products, services, programs and processes sold, and all computer software licensed or developed by the Company; data, plans and specifications related to present or future development projects of the Company; financial or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, computer or web based training programs, systems or software; ideas, inventions, trademarks, business information, know how, processes, techniques, improvements, designs, redesigns, creations, discoveries and developments of the Company; and finances and financial information of the Company) which the Company deems confidential and proprietary, which is generally not known to others outside the Company, or which gives or tends to give the Company a competitive advantage over persons who do not possess such information or the secrecy of which is otherwise of value to the Company in the conduct of its business regardless of when and by whom such information was developed or acquired, and regardless of whether any of these are described in writing, copyrightable or considered copyrightable, patentable or considered patentable.  “Confidential Information” shall not include general industry information or information which is publicly available or otherwise known to those persons outside the Company working in the area of the business of the Company or is otherwise in the public domain without breach of this Agreement or information which you have lawfully acquired without an obligation to maintain the information in confidence from a source other than the Company.  “Confidential Information” specifically includes information received by the Company from others, including the Company’s clients, that the Company has an obligation to treat as confidential and also includes any confidential information acquired or obtained by you while in the employment of any Affiliate.

9.3.                            Invention Ownership.  With respect to information, inventions and discoveries developed, made or conceived by you, either alone or with others, at any time during your employment by the Company and whether or not within normal working hours, arising out of such employment or pertinent to any field of business or research in which, during such employment, the Company is engaged or (if such is known to or ascertainable by you) is considering engaging, you agree:

(a)                                 that all such information, inventions and discoveries, whether or not patented or patentable, shall be and remain the sole property of the Company;

(b)                                 to disclose promptly to an authorized representative of the Company all such information, inventions and discoveries and all information in your possession as to possible applications and uses thereof;

(c)                                  not to file any patent applications relating to any such invention or discovery except with the prior consent of an authorized representative of the Company; and

(d)                                 at the request of the Company, and without expense or additional compensation to you, to execute such documents and perform such other acts as the Company deems necessary, to obtain patents on such inventions in a jurisdiction or jurisdictions designated by the Company, and to assign to the Company or its designee such inventions and all patent applications and patents relating thereto.

Both the Company and you intend that all original works of authorship within the purview of the copyright laws of the United States authored or created by you in the course of your employment with the Company will be works for hire within the meaning of such copyright laws.

9.4.                            Confidentiality of Inventions; Return of Materials and Confidential Information.  With respect to the information, inventions and discoveries referred to in Section 9.3, and also with respect to all other information, whatever its nature and form and whether obtained orally, by observation, from graphic materials, or otherwise (except such as is generally available through publication) obtained by you during or as a result of your employment by the Company and relating to any product, service, process, or apparatus or to any use of any of them, or to materials, tolerances, specifications, costs (including manufacturing costs), prices, or to any plans of the Company, you agree:

(a)                                 to hold all such information, inventions and discoveries in strict confidence and not to publish or otherwise disclose any portion thereof except with the prior consent of an authorized representative of the Company;

(b)                                 to take all reasonable precautions to ensure that all such information, inventions, and discoveries are properly protected from access by unauthorized persons;

(c)                                  to make no use of any such information, invention, or discovery except as required or permitted in the performance of your duties and responsibilities for the Company; and

(d)                                 upon termination of your employment by the Company, or at any time upon request of the Company, to deliver to the Company all graphic materials and all substances, models, prototypes and the like containing or relating to Confidential Information or any such information, invention, or discovery, all of which graphic materials and other things shall be and remain the sole property of the Company.  The term “graphic materials” includes letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, data printouts, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies thereof.

10.                                                                               Non Solicitation.  Regardless of whether you are eligible to receive Severance Pay, you agree that, if your employment with the Company ends for any reason, you will not, for a period of twelve (12) months following such termination of employment, (i) directly or indirectly, either for yourself or for any other person, business, company or entity, hire from the Company or any Affiliate, or attempt to hire, divert or take away from the Company or any Affiliate, any of the then current officers or employees of the Company or any Affiliate, (ii) interfere with or harm, or attempt to interfere with or harm, the relationship of the Company or any Affiliate with any person who at any time was an employee, customer or supplier of the Company or any Affiliate or otherwise had a business relationship with the Company or any Affiliate, or (iii) unless compelled by law to do so, directly or indirectly, knowingly make any statement or other communication that impugns or attacks the reputation or character of the Company or any Affiliate, or damages the goodwill of the Company or any Affiliate, or knowingly take any action, directly or indirectly, that would interfere with any contractual or customer or supplier relationships of the Company or any Affiliate.

11.                                                                               Non Competition.                                             For a period of six (6) months if you resign or your employment is terminated by the Company with Cause prior to the two (2) year anniversary of your start date of employment under this letter and twelve (12) months if you resign or your employment is terminated by the Company with Cause thereafter, you may not and will not, within the United States of America, directly or indirectly, without the prior written consent of the Company’s Chief Executive Officer or its Board of Directors (which may be given or withheld in its sole discretion), own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner or otherwise) any business, partnership, firm, company, corporation or other entity engaged in the retail business of moderate women’s fashion apparel, accessories and related products or any other product sold or intended to be sold by the Company or an Affiliate during your employment with the Company.  Notwithstanding the foregoing, your beneficial ownership after your termination of employment with the Company, either individually or as a member of a group, of not more than two percent (2%) of the voting stock of any publicly held corporation shall not be a violation of this provision.

12.                                                                               Remedies.  You acknowledge that money will not adequately compensate the Company for the substantial damages that will arise upon the breach of any provision of Sections 9, 10 and 11 of this Agreement and that the Company would have no adequate remedy at law.  For this reason, any claim the Company may make that you have breached or are threatening to breach Sections 9, 10 or 11 is not subject to mandatory arbitration under Section 15.  Instead, if you breach or threaten to breach any provision of Sections 9, 10 or 11, the Company will be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain any breach or threatened breach of Sections 9, 10 or 11.  The Company may obtain such relief from (i) any court of competent jurisdiction, (ii) an arbitrator acting pursuant to Section 15 hereof, or (iii) a combination of the two (e.g., by simultaneously seeking arbitration under Section 15 and a temporary injunction from a court pending the outcome of the arbitration).  It shall be the Company’s sole and exclusive right to elect which approach to use to vindicate its rights.  You also agree that in the event of a breach (or any threat of breach) the Company shall be entitled to obtain an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach, without having to prove damages, and to obtain all costs and expenses, including reasonable attorneys’ fees and costs.  In addition, the existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants of this Agreement.

13.                                                                               Acknowledgment of Reasonableness.  You and the Company specifically agree that the provisions of the restrictive covenants contained in this Agreement, including the post employment covenants regarding non solicitation and non competition, are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants.  You understand that the Company’s business is nationwide, and, therefore, a nationwide restrictive covenant is reasonable.  If a court or arbitrator determines that any provision of any such restrictive covenant is unreasonable, whether in period of time, geographical area, or otherwise, you and the Company agree that the covenant shall be interpreted and enforced to the maximum extent which a court or arbitrator deems reasonable.  In addition, you and the Company authorize any such court or arbitrator to reform these restrictions to the minimum extent necessary.

14.                                                                               Company Property.  Upon your termination of employment for any reason, you will promptly return to the Company all Company related documents and Company property within your possession or control.

15.                                                                               Arbitration of Disputes.  Except as set forth in Section 12, any dispute, claim or difference arising out of or in relation to your employment will be settled exclusively by binding arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes before a single arbitrator.  You expressly understand and agree that claims subject to arbitration under this section include asserted violations of the Employee Retirement and Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Worker’s Benefit Protection Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; and any law prohibiting discrimination, harassment or retaliation in employment, whether based on federal, state or local law; any claim of breach of contract, tort, promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any other federal, state or local law.  The arbitration will be held in New York, New York unless you and the Company (each a “Party,” and jointly, the “Parties”) mutually agree otherwise.  To the extent permitted by law, each Party will bear its own costs and fees of the arbitration, and other fees and expenses of the arbitrator will be borne equally by the Parties; provided, however, that the arbitrator will be empowered to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties or the fees and expenses of the arbitrator in the event that the arbitrator determines such Party has acted in bad faith.  The arbitrator will have the authority to award any remedy or relief that a court of the State of New York could order or grant.  The decision and award of the arbitrator will be binding on all Parties.  Either Party to the arbitration may seek to have the ruling of the arbitrator entered in any court having jurisdiction thereof.  Each Party agrees that it will not file suit, motion, petition or otherwise commence any legal action or proceeding for any matter which is required to be submitted to arbitration as contemplated herein, except in connection with the enforcement of an award rendered by an arbitrator and except to seek the issuance of an injunction or temporary restraining order pending a final determination by the arbitrator.

16.                                                                               Post Termination Cooperation.  As is required of you during employment, you agree that during and after employment with the Company you will, without expense or additional compensation to you, cooperate with the Company or any Affiliate in the following areas:

16.1.                     Cooperation With the Company.  You agree (a) to be reasonably available to answer questions for the Company’s (or any Affiliate’s) officers regarding any matter, project, initiative or effort for which you were responsible while employed by the Company and (b) to cooperate with the Company (and with any Affiliate) during the course of all third party proceedings arising out of the Company’s (or any Affiliate’s) business about which you have knowledge or information.  For purposes of this Agreement, (c) “proceedings” includes internal investigations, administrative investigations or proceedings and lawsuits (including pre trial discovery and trial testimony) and (d) “cooperation” includes (i) your being reasonably available for interviews, meetings, depositions, hearings or trials without the need for subpoena or assurances by the Company (or any Affiliate), (ii) providing any and all documents in your possession that relate to the proceeding, and (iii) providing assistance in locating any and all relevant notes and documents.

16.2.                     Cooperation With Media.  You agree not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about which you have knowledge or information (other than knowledge or information that is not Confidential Information as defined in Section 9.3) as a result of employment with the Company.  You also agree to notify the Chief Executive Officer or his designee immediately after being contacted by any member of the media with respect to any matter affected by this section.

17.                                                                               Entire Agreement.  This Agreement constitutes your entire agreement with the Company relating to the subject mater hereof, and supersedes in its entirety any and all prior agreements, understandings or arrangements with the Company.

18.                                                                               Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof that would result in the application of the laws of any other jurisdiction.

19.                                                                               Survival of Provisions.  Sections 8 through 18 will survive the termination of your employment for any reason and shall not be affected by any transfer(s) between the Company and its Affiliate(s).

20.                                                                               Understandings and Representations.  You should not sign this Agreement until you understand its terms and conditions.  Your execution of this Agreement represents your acknowledgement that you have take all steps you believe necessary, including consultation with financial and legal advisors of your choice, to understand this Agreement.

Sincerely,

By:	/s/ Faeth Bradley	Dated:	October 24, 2014
Faeth Bradley
Executive Vice President
Human Resources

By:	/s/ John Worthington	Dated:	October 24, 2014
John Worthington
President, COO